Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-lA of our report dated June 28, 2016, relating to the financial statements and financial highlights of Steward Funds, Inc. comprising Steward Large Cap Enhanced Index Fund, Steward Select Bond Fund, Steward International Enhanced Index Fund, and Steward Global Equity Income Fund, and Capstone Series Fund, Inc. comprising Steward Small-Mid Cap Enhanced Index Fund, for the year ended April 30, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

August 25, 2016

COHEN FUND AUDIT SERVICES, LTD.  |  CLEVELAND  |  MILWAUKEE  |  216.649.1700

cohenfund.com

Registered with the Public Company Accounting Oversight Board.